--------------------------
                                                      OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0287
                                                      Expires: January 31, 2005
                                                      Estimated average burden
                                                      hours per response.... 0.5
                                                      --------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Modaff                           James               C
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   3100 AMS Boulevard
--------------------------------------------------------------------------------
                                    (Street)
   Green Bay                        WI                   54313

--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     American Medical Security Group, Inc.  (AMZ)

--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

     01/20/2003

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President & Chief Actuary
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.           Deemed Exec-  Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                       Transaction  ution Date,   (Instr. 8)                   (A)             ing Reported   Indirect  Beneficial
Title of Security        Date         if any        ------------     Amount      or     Price    Transactions   (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             (Instr.3 & 4)  (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
            2.                                                                                            ative     of
            Conv-                              5.                              7.                         Secur-    Deriv-   11.
            ersion                             Number of                       Title and Amount           ities     ative    Nature
            or                                 Derivative    6.                of Underlying     8.       Bene-     Secur-   of
            Exer-            3A.      4.       Securities    Date              Securities        Price    ficially  ity:     In-
            cise    3.       Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
1.          Price   Trans-   Exec-    action   or Disposed   Expiration Date   ----------------  Deriv-   Follow-   (D) or   Bene-
Title of    of      action   ution    Code     of(D)         (Month/Day/Year)            Amount  ative    ing Rep-  In-      ficial
Deriv-      Deriv-  Date     Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-   orted     direct   Owner-
ative Sec-  ative   (Month/  if any   8)       4 and 5)      Date     Expira-            Number  ity      Trans-    (I)      ship
urity       Secur-  Day/     (mm/dd   ------   ------------  Exer-    tion               of      (Instr.  action(s) (Instr.  (Instr.
(Instr.3)   ity     Year)    /yy)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)       (Instr.4) 4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Employee    $14.41  01/20/03          A         42,500       (1)      01/19/15 Common    42,500           42,500    D
Stock                                                                          Stock
Option
(Right to
Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Option vests in four (4) equal annual installments beginning 1/20/2004.

/s/ Cheryl A. Thomson                                    1/22/03
---------------------------------------------            -----------------------
    **Signature of Reporting Person                      Date
      Attorney-in-Fact
      [Power of Attorney is attached]


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                POWER OF ATTORNEY

        Know all by these presents, that the undersigned hereby constitutes and appoints each of Timothy J. Moore and Cheryl A. Thomson, signing singly, the undersigned's true and lawful attorney-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of American Medical Security Group, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 3rd day of August, 1999.

                                                /s/ James C. Modaff
                                                -------------------------------
                                                Signature
                                                James C. Modaff

                                                                          Page 3